Exhibit 99.1

CVS CORPORATION AND CAREMARK RX PROVIDE UPDATE

ON CLOSING OF MERGER

WOONSOCKET, RHODE ISLAND & NASHVILLE, TENNESSEE, March 20, 2007 — CVS Corporation (NYSE:CVS) and Caremark Rx, Inc. (NYSE:CMX) today issued the following update regarding the closing date for the CVS/Caremark merger:

“We have been advised by the independent inspector of election that the preliminary results of the Caremark shareholder vote certification are likely to be available Wednesday, March 21st, or Thursday, March 22nd. Therefore, the closing of the CVS/Caremark merger is now expected to occur by late this week or early next week.”

As announced on March 16, 2007, a substantial majority of Caremark’s shareholders approved the merger with CVS. CVS shareholders approved the merger with Caremark on March 15, 2007.

About CVS Corporation

CVS Corporation (NYSE: CVS) is America’s largest retail pharmacy, operating approximately 6,200 retail and specialty pharmacy stores in 43 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS innovatively serves the healthcare needs of all customers through its CVS/pharmacy stores; its online pharmacy, CVS.com; its retail-based health clinic subsidiary, MinuteClinic; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.

About Caremark

Caremark is a leading pharmaceutical services company, providing through its affiliates comprehensive drug benefit services to over 2,000 health plan sponsors and their plan participants throughout the U.S. The company’s clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. In addition, Caremark is a national provider of drug benefits to eligible beneficiaries under the Medicare Part D program. The company operates a national retail pharmacy network with over 60,000 participating pharmacies, seven mail service pharmacies, the industry’s only FDA-regulated repackaging plant and 21 licensed specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Additional information about Caremark is available at www.caremark.com and at www.cvscaremarkmerger.com.

Contacts:

CVS Investor Inquiries:

Nancy Christal, (914) 722-4704

Caremark Investor Inquiries:

Craig Hartman, (615) 743-6653

CVS Media Inquiries:

Eileen Howard Dunn, (401) 770-4631

Caremark Media Inquiries:

Sard Verbinnen & Co

George Sard/Brandy Bergman/Jeffrey Mathews, (212) 687-8080